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                                                                    EXHIBIT 10.3


                                    SUBLEASE

         This Sublease is entered into this 10th day of January, 1997 by and between VeriFone, Inc., a Delaware corporation ("Sublessor"), and HALIS, Inc., a Georgia corporation ("Sublessee"). Terms not specifically defined herein are as defined in the Master Lease.

         A. Sublessor, as Tenant, is leasing from DOA 87 Limited Partnership ("Master Lessor") those certain premises located at River Ridge, 9040 Roswell Road, Atlanta, Georgia ("Premises") pursuant to that certain undated Lease having a commencement date of August 1, 1987, as amended by that certain Amendment of Office Lease dated September 14, 1987, that certain Second Amendment of Lease dated __________, 1989, that certain Third Amendment of Lease dated October 1, 1991, that certain Fourth Amendment of Lease dated June 2, 1995 and that certain Fifth Amendment of Lease dated January 18, 1996 (collectively, the "Master Lease"). Sublessee acknowledges having reviewed a copy of the Master Lease, which is attached hereto as Exhibit A.

         B. Sublessor desires to lease to Sublessee and Sublessee desires to lease from Sublessor the Sublease Premises (as defined below) on the terms and conditions set forth in this Sublease.

1. SUBLEASE PREMISES

         a. Sublessor leases to Sublessee and Sublessee hires from Sublessor the following described premises together with the appurtenances thereto, situated in the City of Atlanta, State of Georgia, commonly known as River Ridge, 9040 Roswell Road, Atlanta, Georgia, consisting of approximately 3,983 rentable square feet and located on the fourth floor and commonly known as Suite 470 (the "Sublease Premises"). The Sublease Premises are shown on the site plan attached hereto as Exhibit B.

         b. Sublessee will be taking possession of the Sublease Premises "as is," in its condition existing on the date of delivery of the Sublease Premises to Sublessee. Sublessee acknowledges that Sublessee is leasing the Sublease Premises based on its own inspection of the Sublease Premises and those of its agents, and is not relying on any representations or warranties of the Sublessor regarding the physical condition of the Sublease Premises. Sublessee acknowledges that as of the date of delivery of the Sublease Premises to Sublessee, the Sublease Premises will contain wiring from Sublessee's security system (but not the software or hardware for such system) and a paging system (collectively, "Equipment"). Sublessor expressly does not warrant the working condition of the Equipment or its usefulness for Sublessee's purposes and Sublessor shall not be responsible for any damages incurred by Sublessee or any third party related to such Equipment. Sublessee's taking of possession of the Sublease Premises shall constitute conclusive evidence that the Sublease Premises were, as of that date, in good, clean and tenantable condition. Sublessee acknowledges that the square footage of the Sublease Premises as specified in Subparagraph l.a is an estimate and that Sublessor does not warrant the exact square footage of the Sublease Premises. By taking possession of the Sublease Premises, Sublessee accepts the square footage of the Sublease Premises as that specified in Subparagraph l.a above. Sublessee shall not be entitled to any tenant improvement allowance for the Sublease Premises.

2. INCORPORATION OF MASTER LEASE

         This Sublease is subject to all of the terms and conditions of the Master Lease and Sublessee hereby accepts, assumes and agrees to perform all of the rights and obligations of Sublessor as Sublessee under the Master Lease to the extent such rights and obligations are applicable to the Sublease Premises
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and all of the terms and conditions of the Master Lease are incorporated herein as terms and conditions of this Sublease (with each reference therein to Landlord, Tenant and Premises to be deemed to refer to Sublessor, Sublessee, and Sublease Premises respectively). Notwithstanding the foregoing, Sublessee shall not have any rights of renewal, expansion or early cancellation which may be provided to Tenant under the Master Lease.

3. TERM

         a. The term of this Sublease shall be for a period of approximately fifty-five (55) months, commencing on March 1, 1997 ("Commencement Date"), and ending on September 30, 2001, unless terminated earlier pursuant to the provisions of this Sublease.

         b. In the event of the termination for any reason of Sublessor's interest as tenant under the Master Lease, then this Sublease shall terminate therewith without any liability of Sublessor to Sublessee; provided, however, that Sublessor may be liable to Sublessee for any termination of the Sublease that results from Sublessor's breach of the Master Lease, so long as such breach is not caused by Sublessee.

         c. In the event Sublessor is unable to deliver possession of the Sublease Premises to Sublessee by March 1, 1997 for any reason, then Sublessor shall not be liable for any damage caused thereby, nor shall this Sublease be void or voidable nor shall the term hereof be extended by such delay; provided, however, that Sublessee shall not be liable for rent until possession of the Sublease Premises has been delivered to Sublessee. If Sublessor has not delivered possession of the Sublease Premises to Sublessee by March 1, 1997, and such delay is not caused in whole or in part by Sublessee, Sublessor shall reimburse Sublessee for the cost of Sublessee's holdover rent at its existing locations which is in excess of its scheduled base rent for such period commencing March 1, 1997 and ending on the delivery of possession of the Sublease Premises to Sublessee, not to exceed an aggregate of $6,000 per month and for no longer than a two (2) month period. If Sublessor has not delivered possession of the Sublease Premises to Sublessee within sixty (60) days after March 1, 1997 and such delay is not caused in whole or in part by Sublessee, Sublessee may, at Sublessee's option, by notice in writing to Sublessor within ten (10) days thereafter, cancel this Sublease, in which event the parties shall be discharged from all obligations under this Sublease, and Sublessor shall return to Sublessee any prepaid rent.

4. USE

         a. Sublessee shall use the Sublease Premises solely for general office use and for no other purpose without the consent of Sublessor. Sublessee agrees that its use shall comply with all applicable governmental laws and ordinances, and that it shall not use or permit the Sublease Premises to be used for any purposes other than those described above. Sublessee shall not commit or permit to be committed on the Sublease Premises any act or omission which shall violate any term or condition of the Master Lease.

         b. Sublessee shall be responsible for the installation and cost of any and all improvements, alterations or other work on or to the Sublease Premises or to any other portion of the property and/or building of which the Sublease Premises are a part, required by applicable governmental laws, rules, orders and ordinances because of the particular use to which the Sublease Premises are put by Sublessee, including any improvements, alterations or other work required under the Americans With Disabilities


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Act of 1990 due to Sublessee's particular use of the Sublease Premises or due to changes or alterations to the Sublease Premises made or proposed to be made by Sublessee.

5. RENTAL

         a. Sublessee shall pay Rent to Sublessor for the Sublease Premises as follows, without offset or deduction, in advance, on the first day of each month of the term of this Sublease (which month may or may not commence on the first day of a calendar month), without prior written notice or demand from the Commencement Date in lawful money of the United States. Rent for any partial month shall be prorated on the basis of a thirty (30) day month.

                  i. Base Rent per annum of $74,681.25 ($18.75 per rentable square foot) payable in equal monthly installments of $6,223.44;

                  ii. One hundred percent (100%) of Sublessee's after hours HVAC usage.

                  iii. Sublessee's pro rata share of increases in annual Operating Costs above the amount of Operating Costs incurred by Landlord during the 1997 calendar year as pro rated for the number of months in 1997 commencing with the Commencement Date. Sublessee's pro rata share shall be 2.24%.

         b. Upon execution of this Sublease, Sublessee shall deliver to Sublessor the sum of $6,223.44, in the form of a cashier's check made payable to Sublessor, to be applied against Base Rent for the first month of the Sublease term.

6. ALTERATIONS

         Sublessee shall make no alterations, additions or improvements in or to the Sublease Premises without the prior written consent of Sublessor and Master Lessor. Any such approved alterations, additions or improvements shall be installed in accordance with the terms of the Master Lease. Notwithstanding the foregoing, and subject to the approval of Master Lessor, Sublessor hereby approves of Sublessee's installation of an interior wall to divide conference room number 403 in the Sublease Premises, as shown in Exhibit D, provided the installation is performed in accordance with the terms of the Master Lease. Sublessee shall restore the Premises at the expiration or earlier termination of the Sublease Term to its condition existing as of the Commencement Date and shall remove any installations installed by Sublessee, reasonable wear and tear excepted.

7. SECURITY DEPOSIT

         Concurrently with Sublessee's execution of this Sublease, Sublessee shall deposit with Sublessor, by cashier's check made payable to Sublessor, the sum of Thirty-Seven Thousand Three Hundred Forty Dollars and Sixty Three Cents ($37,340.63) as a non-interest bearing security deposit for Sublessee's performance under this Sublease. Commencing on March l, 1998, and on March 1 of each subsequent year of the Sublease term thereafter, Six Thousand Two Hundred Twenty-Three Dollars and Forty-Four Cents ($6,223.44) of the security deposit shall be utilized for the payment of Base Rent for such month, and the security deposit shall be accordingly reduced by the amount of Six Thousand Two Hundred


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Twenty-Three Dollars and Forty-Four Cents ($6,223.44). In the event Sublessee has performed all of the terms and conditions of this Sublease throughout the term, the balance of the security deposit shall be returned to Sublessee within 14 days after Sublessee's vacating the Sublease Premises, after first deducting any sums owing to Sublessor. In the event Sublessee breaches this Sublease, Sublessor will be entitled but not obligated to use or retain some or all of this security deposit to compensate for any loss or expense associated with the breach, all without seeking judicial relief. In the event of such recourse to the security deposit, Sublessor is entitled to require Sublessee to replenish the security deposit funds on thirty days written notice. In no event will Sublessee be entitled to have access to or require any portion of Sublessor's deposit with the Master Lessor.

8. NOTICES

         All notices and demands of any kind required to be given by Sublessor or Sublessee hereunder shall be in writing and effective twenty-four (24) hours after depositing in the United States mail, by certified mail, postage prepaid, or by nationally recognized overnight courier, and addressed to Sublessor or Sublessee, as the case may be, at the address set forth below their respective signatures or at such other address as they may designate from time to time. All rent and other payments due under this Sublease or the Master Lease shall be made to Sublessor at the same address.

9. FURNITURE

         Sublessee shall have the right to purchase from Sublessor the office furniture (desks, desk chairs and credenzas) currently in the Sublease Premises which Sublessor elects not to relocate to its other facilities ("Eligible Furniture"), at the purchase price of 25% of its original cost (purchase price plus original sales tax), plus resale tax, if applicable. Prior to January 15, 1997, Sublessor shall provide Sublessee with a list of the Eligible Furniture, along with the original cost for each item, and a calculation of 25% of such cost. On or prior to January 31, 1997, Sublessee shall provide Sublessor with notice of the Eligible Furniture which Sublessee desires to purchase, which notice shall be accompanied by a cashier's check made payable to Sublessor in the required amount for the purchase price of such Eligible Furniture (or any other payment arrangement mutually acceptable to Sublessor and Sublessee), time being strictly of the essence. Eligible Furniture purchased by Sublessee shall be accepted by Sublessee in its "as is" condition, and Sublessor makes no representations or warranties regarding the condition of such Eligible Furniture.

10. HAZARDOUS MATERIALS

         Sublessor represents that to the best of Sublessor's knowledge, without independent investigation, Sublessor is not aware of any Hazardous Materials in the Sublease Premises. Sublessee will indemnify, defend and hold Sublessor harmless from any judgment, damages, losses, claims, actions, attorneys' fees, consultant's fees, costs or expenses which result from Sublessee's or any of Sublessee's agents (including employees, contractors and visitors) use, storage, or disposal of Hazardous Materials in or about the Sublease Premises. As used herein the term "Hazardous Materials" will mean and include asbestos, petroleum products and any and all toxic or hazardous substances, materials or wastes listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR 302) and in any and all amendments to such lists or such


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substances, materials or wastes otherwise regulated under applicable local, state or federal law. The provisions of this Paragraph shall survive the expiration or termination of the Sublease.

11. DEFAULT

         The monetary and non-monetary default provisions are articulated in the Master Lease. In addition, in the event of Sublessee's failure to pay Base Rent under this Sublease, which failure is not cured within ten (10) days after Sublessor delivers a written notice to Sublessee stating the nature and amount of such past due base rent, then Sublessor shall have no continuing obligation to Sublessee to maintain the Master Lease for Sublessee's benefit.

12. PROVISIONS OF MASTER LEASE

         Notwithstanding anything to the contrary contained in this Sublease:

         a. Sublessee shall indemnify and hold both Sublessor and Master Lessor harmless pursuant to the indemnity provision of the Master Lease;

         b. The obligations of Master Lessor under the Master Lease to repair or replace the Premises shall remain the obligation of Master Lessor and shall not be assumed by Sublessor;

         c. The right of entry of Master Lessor under the Master Lease shall be the right of each of Master Lessor and Sublessor;

         d. Sublessee shall pay Sublessor a late charge, as provided in the Master Lease, if rent is not received by Sublessor when due, and

         e. Any assignment or subletting by Sublessee of the Sublease or the Sublease Premises shall be governed by the Master Lease, and the term "Landlord" in Article 16 of the Third Amendment of Lease shall mean each of Master Lessor and Sublessor.

13. PEST CONTROL

         Sublessee agrees that any interior pest control of the Sublease Premises undertaken by Sublessee will be done using an Integrated Pest Management (IPM) method. In the event Sublessee undertakes to perform such pest control, Sublessee agrees to notify Sublessor of Sublessee's choice of a pest control vendor. Sublessee shall obtain Sublessor's prior written consent to the treatment procedures and the treatment plan recommended by Sublessee's pest control vendor. If Sublessee's pest control vendor recommends the use of chemicals for additional action, Sublessee shall utilize only safe, nontoxic organic chemicals. In no event shall Sublessee permit its pest control vendor to spray toxic chemicals (including herbicides) in or around the Sublease Premises without obtaining Sublessor's prior written consent. If Sublessee violates this Paragraph 13, Sublessee shall be required to completely abate residue of any disallowed chemicals to the satisfaction of Sublessor, at Sublessee's cost.


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14. MISCELLANEOUS

         a. Sublessee represents and warrants that it has not had dealings with any real estate broker, finder or other person who could claim a commission or finder's fee from Sublessor with respect to this Sublease, except for Stephanie Marino of Icon Interests. Sublessee shall hold Sublessor harmless from all damages resulting from Sublessee's breach of the foregoing representation and warranty. Sublessor will be responsible for the payment of a brokerage commission on this transaction to Icon Interests, a licensed real estate brokerage company, in an amount equal to (i) a procurement fee of the first full month's Base Rent due hereunder, plus (ii) four percent (4%) of the balance of the Base Rent payments for the term of this Sublease less the procurement fee. The commission shall be payable one-half (1/2) when this Sublease has been executed by Sublessor and Sublessee and consented to by Master Lessor, and one-half (1/2) upon Sublessee's occupancy.

         b. This Sublease is subject to Master Lessor approval pursuant to a written letter of consent substantially in the form attached to this Sublease as Exhibit C (the "Sublease Consent"). Sublessor shall use all reasonable efforts to obtain Master Lessor's approval of this Sublease pursuant to such form, or such other form as is acceptable to Sublessee, as soon as possible following execution of this Sublease, but in no event later than twenty-one (21) days after such execution. In the event that Master Lessor's approval as stated herein is not obtained within said twenty-one (21) day period, then either party may, by written notice to the other within ten (10) days of the expiration of the twenty-one (21) day period, terminate this Sublease, and each party shall be relieved of any further obligation to the other with respect to this Sublease.

15. REPRESENTATIONS AND WARRANTIES.

         Sublessor hereby warrants and represents that (i) it is not in default under the Master Lease, and to the best of Sublessor's knowledge, the Master Lease is in full force and effect (ii) that all rent and other amounts due Master Lessor under the Master Lease have been paid; and (iii) Sublessor is not aware of any facts that may result in any default under the Master Lease. The representations and warranties shall survive the termination of this Sublease.

16. SURRENDER AND HOLDOVER

         Upon the expiration or earlier termination of this Sublease, Sublessee shall promptly quit and surrender to Sublessor the Sublease Premises broom clean, in the same condition as received, ordinary wear and tear and loss by fire and other casualty excepted. Sublessee shall removal all of its movable furniture and other effects. If Sublessee fails to so vacate the Sublease Premises on a timely basis as required, Sublessee shall be responsible to Sublessor and to Master Lessor for all costs, expenses, attorneys fees and damages (including but not limited to any amounts required to be paid to third parties who were to have occupied the Sublease Premises) incurred by Sublessor and/or Master Lessor as a result of such failure to vacate, plus interest thereon at the rate of the lesser of 18% per annum or the maximum rate allowed by law, on all amounts not paid by Sublessee within ten (10) days of demand.

         Should Sublessee hold over after the termination of this Sublease, with Sublessor's and Master Lessor's express written consent, Sublesse shall be deemed a holdover tenant at will. During such holdover period, Sublessee shall be liable for all damages incurred by Sublessor and/or Master Lessor


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as a result of Sublessee's holding over in the Sublease Premises. During such holding over, Sublessee shall become a Sublessee from month to month upon each and all of the terms herein provided as are applicable to such month to month tenancy and during such holding over, Sublessee shall pay monthly Base Rent and additional Rent to Sublessor at the rate of two hundred percent (200%) of the Base Rent and additional Rent payable by Sublessee for the last month of the Sublease Term. Such tenancy shall continue until terminated by Sublessor, as provided by law, or until either party shall have given to the other at least thirty (30) days written notice.

"SUBLESSOR"                             "SUBLESSEE"
VeriFone, Inc.                          HALIS, Inc.
a Delaware corporation                  a Georgia corporation


By: /s/ Joseph M. Zaelit                By: /s/ Larry Fisher
   -------------------------------         -------------------------------------

Title: Senior Vice President/CFO        Title: President
      ----------------------------            ----------------------------------
Three Lagoon Drive, Suite 400
Redwood City, CA  94065                 ---------------------------------
Attn: Legal Department
                                        ---------------------------------
                                        Attn:
                                             ----------------------------

Date Executed: 1/17/97                 Date Executed: 1/10/97
              --------------------                   ---------------------------


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                       EXHIBITS TO BE ATTACHED TO SUBLEASE


Exhibit A                  Master Lease

Exhibit B                  Site Plan of Sublease Premises

Exhibit C                  Sublease Consent

Exhibit D                  Space Plan of Alteration




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